Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Commercial Metals Company of our report dated March 23, 2018, relating to the combined financial statements of Gerdau Ameristeel Target Business (A Carve-Out of Certain Operations of Gerdau Ameristeel Corporation) (the “Gerdau Target Business”) as of and for the year ended December 31, 2017 (which report expresses an unqualified opinion on the combined financial statements and includes an emphasis of matter paragraph related to allocation of certain expenses from Gerdau Ameristeel Corporation) included as Exhibit 99.2 to the Current Report on Form 8-K of Commercial Metals Company dated April 19, 2018, which is incorporated by reference in the Current Report on Form 8-K of Commercial Metals Company dated November 29, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
November 30, 2018